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                                                                   EXHIBIT 10.04


                               ST. JOE CORPORATION
                        1650 Prudential Drive, Suite 400
                        Jacksonville, Florida 32201-1380

                               September 15, 1997

Mr. David D. Fitch
8462 Brook Road
McLean, VA 22102

Dear David:

    St. Joe Corporation (the "Company") is pleased to offer you employment on the following terms.

1. Position. You will serve in a full-time capacity as Senior Vice President and General Manager - Commercial and Industrial Development for St. Joe and its wholly owned subsidiaries. You will report directly to the Chief Executive Officer. Your duties will be those assigned by the Chief Executive Officer.

2. Salary. You will be paid a salary at the annual rate of $225,000 (the "Base Salary"), payable ill accordance with the Company's standard payroll practices for salaried employees. This salary will be subject to reevaluation on each January 1, commencing January 1, 1998. It may be increased but not reduced during your employment, pursuant to the Company's employee compensation policies in effect from time to time. You will also receive a car allowance of $1000 per month (gross) in addition to your base salary. This allowance constitutes the full and complete reimbursement of all car expenses by the Company. This allowance will not be included as wages in the calculation of any benefits or compensation plans. You will also receive a one-time cash payment of




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    $50,000 (gross) upon your date of hire. You will be responsible for all taxes on this payment.

3. Bonus. You will be eligible to participate in the Company's annual discretionary bonus plan, which is based on overall Company performance, Division performance and individual performance for the calendar year with an award range of 0% to 60% of your Base Salary. This award range will not be reduced during your employment with the Company. Your initial participation will be in the plan for calendar year 1997 with a pro-rated range of 0% to 45% of your Base Salary.

4. Stock Options. Subject to the approval of the Company's Board of Directors Compensation Committee, you will be granted a nonstatutory option to purchase 40,000 shares of the Company's Common Stock. The exercise price per share will be equal to the closing price on the date previous to the date the Committee grants the option. You will vest 20% of the option after 12 months of service, and the balance will vest in equal annual installments over the next 48 months of service, as described in the applicable stock option agreement. The option will have a 10-year term. In all respects not described in this letter, the option will be subject to the terms and conditions of the Company's 1997 Stock Incentive Plan (the "Plan") and the applicable stock option agreement.




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5.  Benefits. You and your family will be eligible for all benefit programs and perquisites that are offered from time to time to similarly situated officers of the Company.

6. Expense Reimbursement. You will be eligible for reimbursement of necessary and reasonable business expenses subject to Company policy.

7. Relocation Benefits. Your relocation package will include packing and shipment of your office and household goods from McLean, VA to Jacksonville and storage for up to 90 days, reimbursement of all reasonable and customary expenses associated with the sale of your primary residence in Washington and the purchase of a primary residence in Jacksonville. This includes up to two mortgage points to "buy down" your mortgage and up to one point in origination fees. In the event that you purchase a home in Jacksonville prior to the sale of your home in McLean, VA, the Company will provide you with an interest free "bridge loan" equivalent to the down payment on the purchase of your new home. This loan is to be reimbursed upon the sale of your home in Washington. We will reimburse you for up to fifteen round trip airfares from Jacksonville to Washington until your family relocates. We will also reimburse you for up to 9 round trip coach airfares from McLean to Jacksonville for your family until they relocate. You will receive temporary housing (not including meals and incidentals) in a Company apartment in Jacksonville through January 31, 1998. This date may be extended by the Company.




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    You will be entitled to receive from the Company a gross-up payment equal to all federal and state taxes imposed on the reimbursement of nondeductible relocation costs and on the gross-up payment itself. The intent of the preceding sentence is to hold you harmless, in an after-tax basis, from the tax impact of all reimbursements of nondeductible relocation costs.

8. Period of Employment. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause, upon 30 days' written notice. Any contrary representations which may have been made to you are superseded by this offer. Except for other specific provisions of this Agreement relating to termination, this is the full and complete Agreement between you and the Company on this term. The "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

9. Severance Pay. Notwithstanding Paragraph 8, in the event that the Company terminates your employment without your consent for any reason other than cause or disability, you will receive severance pay in a lump sum in an amount equal to 150% of your Base Salary at the rate in effect at the time of your termination, plus 50% of the amount of any bonus awarded you the prior year; less any severance payments under the Company's standard severance program, provided; however, if you receive or are entitled to receive




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    payment under a severance agreement with the Company that provides payments or benefits under a Change in Control then no payments shall be made to you under this Paragraph 9.

        If termination of your employment is subject to this paragraph, the Company will provide you and your family health insurance coverage, including, if applicable, COBRA reimbursement provided in Paragraph 5, and will provide you disability insurance coverage under the applicable Company plans for a period of 12 months following termination or until you start other full time employment, whichever is earlier.

        For purposes of this Agreement, "cause" means gross negligence, misconduct, non-feasance, a material breach of this Agreement, conviction following final disposition of any available appeal of a felony, or pleading guilty or no contest to a felony.

10. Termination Upon Death. In the event of your death during your employment, this Agreement shall terminate and the Company shall only be obligated to pay your estate or legal representative the Base Salary provided for herein to the extent earned by you prior to such event.

        However, the Company may pay your estate or legal representative a bonus which you may have earned prior to your death. Any rights in stock options for which you were




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    eligible prior to your death shall vest according to Company policy.

11. Disability. If you are unable to perform the services required of you as a result of any disability and such disability continues for a period of 120 or more consecutive days or an aggregate of 180 or more days during any 12-month period during your employment, the Company shall have the right, at its option, to terminate your employment. Unless and until so terminated, during any period of disability during which you are unable to perform the services required of you, your salary shall be payable to the extent of, and subject to, Company's policies and practices then in effect with regard to sick leave and disability benefits.

12. Insurance and Indemnification. The Company will indemnify you for your actions as a Company employee or officer pursuant to Company policy and, prior to commencement of your service, will confirm it has in place adequate insurance coverage acceptable to you for your actions as a Company employee or officer.

13. Outside Activities. While employed by the Company, you will not engage in any other employment, or business activity for compensation without the written consent of the Company. While employed by the Company, you also will not compete with or assist any person or organization in competing with the Company in preparing to compete with the Company, or in hiring any employees of the Company.




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14. Withholding Taxes. All forms of compensation referred to in this Agreement arc subject to reduction to reflect applicable withhold and payroll taxes.

15. Entire Agreement. This Agreement contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

16. Amendment and Governing Law. This Agreement may only be amended or modified by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes will be governed by Florida law.

        We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and returning it to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United Slates. This offer, if not accepted, will expire at the close of business on Friday, September 19, 1997.




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    We look forward to having you join us on or about September 22, 1997.

    If you have any questions, please call me at 904/858-5212.


                                   Very truly yours,

                                   ST. JOE CORPORATION

                                   By:/s/ Michael F. Bayer
                                       ------------------------------------
                                       Michael F. Bayer
                                       Vice President
                                       Human Resources and Administration




I have read and accept this employment offer:


/s/ David D. Fitch
---------------------------
Signature of David D. Fitch



Dated: September 19, 1997